Exhibit 99.1

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date:  November 17, 2014

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES FAVORABLE SETTLEMENT IN HARRY PONTONE, SCOTT PONTONE AND
BATESVILLE CASKET COMPANY LITIGATION

PITTSBURGH, PA, November 17, 2014 -- Matthews International Corporation (NASDAQ GSM: MATW) ("Matthews or the "Company") today announced it will receive a settlement award valued at $18.75 million resulting from litigation initiated against Harry Pontone, Scott Pontone, Pontone Casket Company and Batesville Casket Company ("Batesville") in the United States District Court for the Western District of Pennsylvania.

Under the terms of the settlement, Batesville will pay Matthews $17 million in one lump sum payment and will also pay an additional $1.75 million for attorney fees of Harry and Scott Pontone, for a total settlement value of $18.75 million. The settlement successfully concludes litigation arising out of allegations that the defendants unlawfully poached customers of Matthews' subsidiaries, The York Group, Inc. ("York") and Milso Industries Corporation ("Milso"), that Harry and Scott Pontone breached their employment covenants, and that Batesville improperly interfered with business relations of Matthews, York and Milso. All of the settlement proceeds shall be paid by Batesville on behalf of the multiple co-defendants.

The Funeral Home Products Division of Matthews continues to be led by Thomas Pontone as President, Andrew Pontone as Vice President and General Manager of the Northeast Region, Steven Pontone, as Vice President of Strategic Accounts, and Michael Pontone as President of the Matthews Children's Foundation.  They are further supported in leadership roles in the Greater Metropolitan New York region by longstanding Matthews/Milso employees including Louis Pontone, Andrew Pontone Sr., Thomas (Junior) Pontone, Donna Pontone, Joe Bruno, Peter Ferris, and other key members of the Company's experienced sales team.

Thomas Pontone, President of Matthews Funeral Home Products Division, commented "Following the actions involved in this case, I am pleased the defendants have agreed to settle the case for a significant amount.  On behalf of myself, Matthews, and all the Pontone family members engaged with Matthews, I would like to thank our customers for their continued loyalty and our longstanding employees for the tremendous contributions they make every day delivering outstanding service to our customers."

             Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include artwork and pre-media services, graphics imaging products and services, merchandising solutions, and marking automation and fulfillment solutions. The Company's products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

Legal contact:                                                                      Brian Walters
Vice President and General Counsel
(412) 442-8217
Media contact:                                                                      Ann Wilson
Director, Change Management and Communications
(412) 995-1665